Exhibit 10.5

EXECUTIVES
AMENDED AND RESTATED

SUPPLEMENTAL BENEFIT PLAN  I

LAKE SHORE SAVINGS BANK

Effective November 1, 2015

EXECUTIVES

AMENDED AND RESTATED

SUPPLEMENTAL BENEFIT PLAN  I

This Executives Amended and Restated Supplemental Benefit Plan I  (the “Plan”), initially effective as of the 1st day of October 1999, was adopted by LAKE SHORE SAVINGS BANK (the “Bank”) (at the time of the Plan adoption, the Bank was known as Lake Shore Savings and Loan Association), a then mutual savings association, and now a stock savings association and the wholly-owned subsidiary of Lake Shore Bancorp, Inc., for the benefit of the Bank’s Executives, hereinafter referred to an “Executive(s)”, who shall be eligible to participate in this Plan by execution of an Executives Supplemental Benefit Plan I  Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

 The Plan was previously amended and restated effective as of January 1, 2005.

W I T NESS E T H:

WHEREAS, the Executives are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage their continued employment and to provide them with additional incentive to achieve corporate objectives; and

WHEREAS, the Bank and the Executives have previously provided the terms and conditions upon which the Bank shall pay additional retirement benefits to the Executives; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for its Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank now desires to amend and restate the Plan to make certain clarifying changes.

NOW, THEREFORE,  effective November 1, 2015, except as otherwise provided herein, the Bank hereby amends and restates the Plan as follows:

SECTION I.
DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1“Accrued Benefit” means, with respect to any Plan Year, that portion of the Supplemental Benefit which is expensed and accrued as of the Valuation Date of such Plan Year under generally accepted accounting principles (GAAP) utilizing the benefits/years of service method. The Accrued Benefit for each Plan Year shall be set forth in each Executive’s Joinder Agreement.

1.2 “Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3“Administrator” means the Committee.

1.4“Annuitized Value” means the value of the Executive’s Accrued Benefit increased by monthly compounding using the Interest Factor and expressed as a stream of annual benefits payments.

1.5“Bank” means LAKE SHORE SAVINGS BANK (formerly Lake Shore Savings and Loan Association) and any successor thereto.

1.6“Beneficiary” means the person or persons and their heirs designated as Beneficiary in the Executive’s Joinder Agreement to whom the deceased Executive’s benefits are payable. If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Executive will be deemed the Beneficiary.

1.7“Benefit Age” shall be the age at which the Executive becomes eligible to receive the Supplemental Benefit under the Plan. Such age shall be designated in the Executive’s Joinder Agreement.

1.8“Benefit Eligibility Date shall be the date on which an Executive is entitled to receive his Supplemental Benefit. Except in the case of Termination of Employment due to death, Disability or following a Change in Control, an Executive’s “Benefit Eligibility Date” shall occur on the 1st day of the month coincident with or next following the month in which the Executive attains his Benefit Age designated in the Joinder Agreement.

1.9 “Benefits Determiner” shall mean a third party administrator or agent designated by the Committee.

1.10“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Plan, or gross negligence in matters of material importance to the Bank.

1.11“Change in Control” shall mean and include the following with respect to the Bank:

(a)Change in the ownership of the Bank.  A change in the ownership of the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Final Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(b)Change in the effective control of the Bank.  A change in the effective control of the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Final Treasury Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Bank is another corporation.

(c)Change in the ownership of a substantial portion of the Bank’s assets.  A change in the ownership of a substantial portion of the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Final Treasury Regulation Section 1.409A-3(g)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(d)For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Final Treasury Regulation Section 1.409A-3(g), except to the extent that such final regulations are superseded by subsequent guidance.  In addition, for these purposes, “Bank” shall be construed to mean also the Company.

1.12 “Children” means the Executive’s children, or the issue of any deceased child of the Executive, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.13“Committee” means the Committee appointed by the Board of Directors to administer the Plan.

1.14“Disability Benefit” means the monthly benefit payable to the Executive following a determination, in accordance with Subsection 3.6, that the Executive is Totally and Permanently Disabled.

1.15“Effective Date” of the Executives Supplemental Benefit Plan I  shall mean, initially, October 1, 1999.  The Effective Date of this amended and restated Plan shall be January 1, 2015.

1.16“Estate” means the estate of the Executive.

1.17“Executive” means a senior executive officer of the Bank who is selected to participate in the Plan by the Board of Directors of the Bank.

1.18“Interest Factor” means monthly compounding or discounting, as applicable, at seven percent (7%) per annum.

1.19“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made, generally, in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution, or if the Executive is a Specified Employee and the distribution is due to retirement or a Change in Control, commencing on the first business day of the seventh (7th) month following such Separation from Service, and shall continue for One Hundred Eighty (180) consecutive months. For purposes of the Survivor’s Benefits payable hereunder, the Payout Period shall be One Hundred Eighty (180) consecutive months, unless a timely election for a lump sum benefit is made in accordance with Section 3.7 of the Plan.

1.20“Plan Year” shall mean each October 1 to September 30, commencing October 1, 1999, and continuing each October 1 to September 30 thereafter.

1.21“Specified Employee” means a “key employee” of a publicly traded company, as defined in Code Section 416(i) (without regard to 416(i)(5) thereof) or, if different, within the meaning of Code Section 409A and Final Regulations or other guidance issued thereunder.

1.22“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.23“Supplemental Benefit” means an annual amount payable to the Executive pursuant to the Plan. The Supplemental Benefit to which an Executive will become entitled upon the satisfaction of the applicable conditions shall be equal to the amount set forth in the Executive’s Joinder Agreement.

1.24“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Executive’s Joinder Agreement and subject to Subsection 3.2.  Notwithstanding the foregoing, the Survivor’s Benefit may be paid in the form of a lump sum benefit if a timely election is made in accordance with Section 3.7.

1.25“Termination of Employment” means a “separation from service” within the meaning of Code Section 409A.

1.26“Total and Permanent Disability” or “Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that satisfies “(i)” above, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer.

1.27“Valuation Date” shall mean the date during the Plan Year on which the Executive’s Accrued Benefit is determined for the Plan Year. The Valuation Date shall be September 30th of each Plan Year, and any other date so determined by the Committee.

SECTION II.
ELIGIBILITY AND PARTICIPATION

2.1Eligibility and Participation.

(a)Edibility - Eligibility to participate in the Plan shall be limited to those employees of the Bank who are designated by the Board of Directors and who are members of a select group of management and highly compensated employees within the meaning of Department of Labor Regulation Section 2520.104-23.

(b)Participation - An Executive’s participation in the Plan shall be effective upon notification of the employee of eligibility to participate, completion of a Joinder Agreement by the Executive and acceptance of the Joinder Agreement by the Committee. An Executive shall complete the Joinder Agreement and return it to the Committee within thirty (30) days of being notified that he is eligible for participation in the Plan.  Executive’s participation in the Plan shall continue until such time as the Executive terminates employment with the Bank, and as long thereafter as the Executive is eligible to receive benefits under this Plan.

2.2Change in Employment Status. If the Board of Directors determines that a Executive’s employment performance is no longer at a level which deserves reward through participation in this Plan, but does not terminate the Director’s employment with the Bank, participation herein and eligibility to receive benefits hereunder shall be limited to the Executive’s Accrued Benefit Account as of the date designated by the Board.

SECTION III.
BENEFITS

3.1Supplemental Benefit. If the Executive is in the employ of the Bank until reaching his Benefit Age, the Executive shall be entitled to the Supplemental Benefit. Such Supplemental Benefit shall commence on the 1st day of the month following the Executive’s attainment of his Benefit Age and shall be payable in monthly installments throughout the Payout Period. In the event an Executive dies after commencement of the Supplemental Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2Death Prior to Benefit Age. If the Executive dies prior to attaining his Benefit Age but while employed by the Bank, the Executive’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence within thirty (30) days of the Executive’s death and shall be payable in monthly installments throughout the Payout Period, unless a timely election is made in accordance with Section 3.7 hereof for distribution of the Survivor’s Benefit in a lump sum.

3.3Voluntary or Involuntary Termination Other Than for Cause.

(a)If the Executive has a Termination of Employment with the Bank (whether voluntarily or involuntarily) prior to the attainment of his Benefit Eligibility Date, for any reason other than for Cause, the Executive’s death, Disability, or following a Change in Control (as defined), the Executive (or his Beneficiary) shall be entitled to the annuitized value (using the Interest Factor) of his Accrued Benefit, as set forth in the Executive’s Joinder Agreement. Such benefit shall commence on the Executive’s Benefit Eligibility Date following attainment of his Benefit Age and shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies at any time after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)If the Executive dies after his voluntary or involuntary Termination of Employment occurring prior to his Benefit Eligibility Date, and prior to the commencement of benefits hereunder, the Executive’s Beneficiary shall be entitled to the annuitized value (using the Interest Factor) of his Accrued Benefit, which shall be calculated by the Benefits Determiner. The payment of such benefit shall commence within thirty (30) days of the Executive’s death. The benefit shall be payable in monthly installments over the Payout Period.

3.4Termination of Employment Related to a Change in Control.

(a)If the Executive has a Termination of Employment (either voluntarily or involuntarily) within twenty-four (24) months following a Change in Control, the Executive shall be entitled to his full Supplemental Benefit (as if he had remained in employment until his Benefit Age). Such benefit shall commence on the 1st day of the month following his Termination of Employment and shall be payable in monthly installments throughout the Payout Period, provided, however, that each Executive will be entitled to make an election in the form attached hereto as Exhibit A, prior to December 31, 2006, to receive a lump sum distribution on Termination of Employment following a Change in Control. In the event that the Executive dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)If, after such termination, the Executive dies prior to commencement of the benefits hereunder, the Executive’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence within thirty (30) days of the Executive’s death. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period, unless a timely election has been made in accordance with Section 3.7 hereof to distribute the Survivor’s Benefit in a lump sum.  Notwithstanding anything to the contrary herein, the Survivor’s Benefit shall be payable in accordance with the Executive’s election under Section 3.2, even if such election varies from the Executive’s election under Section 3.4(a) for distributions to the Executive following a Change in Control.

3.5Termination for Cause. If the Executive is terminated for Cause, all benefits under the Executive’s Joinder Agreement shall be forfeited and the Joinder Agreement shall become null and void.

3.6Payment of a Disability Benefit.

(a)Notwithstanding any other provision hereof, an Executive who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which the Executive is Totally and Permanently Disabled. If the Executive is Totally and Permanently Disabled prior to Benefit Age, the Executive shall begin receiving the Disability Benefit in lieu of any benefit available under Section 3.3. The Disability Benefit shall equal the annuitized value (using the Interest Factor) of the Executive’s Accrued Benefit, which shall be calculated by the Benefits Determiner. The Disability Benefit shall be payable in monthly installments over the Payout Period commencing within thirty (30) days following the  date that the Executive is Totally and Permanently Disabled. In the event the Executive dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)If the Executive dies after becoming Totally and Permanently Disabled but before the commencement of such payments, the Executive’s Beneficiary shall be entitled to the annuitized value (using the Interest Factor) of the Executive’s Accrued Benefit, which shall be calculated by the Benefits Determiner. Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Executive’s death.

3.7Election to Receive A Lump Sum Benefit in Certain Circumstances.  Notwithstanding anything to the contrary herein, the Executive (or the Executive’s Beneficiary, as applicable) shall be entitled to receive a distribution in the form of a lump sum payment in the event the Executive makes a timely election prior to December 31, 2006, and the Executive or his Beneficiary (as applicable) becomes entitled to a distribution in accordance with Section 3.2 [Death Prior to Benefit Age] or Section 3.4 [Termination of Employment Related to a Change in Control].  If an election to receive a lump sum benefit has been made, such payment shall be made to the Executive or his Beneficiary, as applicable, within thirty (30) days after the event which triggers the distribution.  In the event of a distribution under Section 3.2, the election can be made after December 31, 2006, so long as it is made at least twelve (12) full months prior to the Executive’s death.

3.8Distribution of De Minimus Amounts.  Notwithstanding anything herein to the contrary, if the value of the Executive’s Accrued Benefit (when added together with all of his benefits under all nonqualified deferred compensation plans maintained by the Bank and required to be aggregated under Code Section 409A) is less than or equal to the limit provided for elective deferrals under Code Section 402(g) at the time of the distribution event, payment shall be made in a lump sum, even if the Executive had specified a different form of payment, and such payment shall be made before the later of (i) December 31 of the year in which the Executive has a Termination of Employment or (ii) the 15th day of the third month following the Executive’s Termination of Employment.

3.9Non-Competition During and After Employment with the Bank.

(a)In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Executive hereby agrees that, so long as he remains in the employment of the Bank, he will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank unless the Executive’s participation therein has been consented to, in writing, by the Board of Directors.

(b)The Executive expressly agrees that, as consideration for the covenants of the Bank contained herein and as a condition to the performance by the Bank of its obligations hereunder, from and after any voluntary or involuntary termination of employment, other than a termination of employment in connection with a Change in Control pursuant to Subsection 3.4, and continuing throughout the entire Payout Period, as provided herein, he will not, without the prior written consent of the Bank, become associated with, in the capacity of an employee, Executive, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Bank which enterprise is, or may be deemed to be, competitive with any business carried on by the Bank as of the date of the termination of the Executive’s employment.

(c)In the event of Termination of Employment related to a Change in Control pursuant to Subsection 3.A, paragraph (b) of this Subsection 3.9 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

3.10Breach.   In the event of any breach by the Executive of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Executive under this Plan be suspended, and shall thereupon notify the Executive of such suspensions, in writing. Thereupon, if the Board of Directors of the Bank shall determine that said breach by the Executive has continued for a period of one (1) month following notification of such suspension, all rights of the Executive and his

Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

3.11Additional Death Benefit - Burial Expense.  In addition to the above-described benefits, upon the Executive’s death, the Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand ($10,000.00) Dollars. This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Executive. Such death benefit shall be payable within thirty (30) days of the Executive’s death. The Executive’s Beneficiary shall not be entitled to such benefit under this Plan (i) if the Executive is terminated for Cause prior to death or (ii) the Executive’s Beneficiary receives a supplemental $10,000 death benefit under any other non-qualified deferred compensation plan sponsored by the Bank.

SECTION IV.
BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V.
EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VI.
RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII.
ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VIII.
ADMINISTRATION

8.1Named Fiduciary and Administrator. The Bank shall name a Committee of the Board of Directors as the Named Fiduciary and Administrator of this Plan. The Committee shall consist of not less than three persons. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

8.2Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

8.3Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

SECTION IX.
CLAIMS PROCEDURE AND ARBITRATION

9.1Claims Procedure. In the event that benefits under this Plan are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Committee within sixty (60) days from the date payments are refused. The Committee shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by Committee shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Committee in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. The Committee shall refer the claim to the Bank’s full Board of Directors. The Board of Directors of the Bank shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. The decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the Bank’s decision is based.

9.2Arbitration. If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION X.
MISCELLANEOUS

10.1No Effect on Executive’s Rights. Nothing contained herein will confer upon the Executive the right to be retained in the employment of the Bank nor limit the right of the Bank to deal with the Executive without regard to the existence of the Plan.

10.2State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

10.3Severability. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then:

(1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforce ability of the remaining provisions will not be affected thereby.

10.4Incapacity of Recipient. In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

10.5Unclaimed Benefit. The Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Executive is not made known to the Bank as of the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of thirty-six (36) months. Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Beneficiary. If the location of the Executive’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Executive and/or Beneficiary under this Plan.

10.6Establishment of Rabbi Trust. The Bank intends to establish a rabbi trust into which the Bank intends to contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the rabbi trust, until the contributed assets are paid to the Executives and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan.

The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement. The amount of such contribution(s) shall be equal to the Executive’s Accrued Benefit, if any, less: (i) previous contributions made on behalf of the Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions.

10.7Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.8Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.9Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Executive to participate in or be covered by any other corporate benefit available to Executives of the Bank constituting a part of the Bank’s existing or future compensation structure.

10.10Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void with respect to the Executive if the Executive’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement.

10.11Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

10.12Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

10.13Compliance with Section 409A of the Code.  The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code.  The Plan shall be operated, administered and construed to give effect to such intent.  To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio.  In addition, the Plan shall be subject to amendment, with or without advance notice to Executives and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

10.14Payment of Employment and Code Section 409A Taxes.  Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

10.15Acceleration of Payments.  Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

SECTION XI.
AMENDMENT/REVOCATION

11.1Amendment. The Board of Directors may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Executive’s Accrued Benefit under the Plan, determined as of the date of Amendment, and provided further, no amendment shall be made, or if made shall be effective, if such amendment would cause the Plan to violate Code Section 409A. Any change in the Interest Factor shall not become effective until the first day of the calendar year which follows the adoption of the amendment and providing at least thirty (30) days’ written notice of the amendment to the Executive. Notwithstanding the above, following a Change in Control, this Plan shall not be amended, modified or revoked at any time, in whole or part, as to any Executive, other than as necessary to comply with applicable laws, without the mutual written consent of the Executive and the Bank, and such mutual consent shall be required even if the Executive is no longer in the service of the Bank.

11.2Termination. The Board of Directors may within the first twelve (12) months after the Plan’s Effective Date partially or completely terminate the Plan, if, as a result of changes in the tax laws, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank.

SECTION XII.
EXECUTION

12.1This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

12.2This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original. but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the day and date first above written.

ATTEST:	LAKE SHORE SAVINGS BANK
By:
Secretary	Title